Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Kirsten Chapman
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777/(415) 433-3777
www.weider.com	email: kirsten@lhai-sf.com

WEIDER ANNOUNCES FISCAL 2005 SECOND QUARTER RESULTS

Salt Lake City, Utah, January 11, 2005: Weider Nutrition International, Inc. (NYSE: WNI) today announced results for the fiscal 2005 second quarter and six-months ended November 30, 2004.

Weider Nutrition’s net sales were $67.0 million for the second quarter, compared to $60.8 million for the same period in fiscal 2004. For its fiscal 2005 second quarter, Weider Nutrition reported net income of $3.5 million, or $0.13 per share, compared to $2.7 million, or $0.10 per share, for the same period a year ago.

Weider Nutrition’s net sales were $136.7 million for the six-months ended November 30, 2004, compared to $124.4 million for the same period in fiscal 2004. For the first six months of fiscal 2005, Weider Nutrition reported net income of $7.2 million, or $0.27 per share, compared to $4.9 million, or $0.18 per share, for the same period a year ago.

Bruce Wood, president and chief executive officer, stated, “The increase in second quarter net sales was driven primarily by continued strong performance of our flagship Move Free® brand. During the second quarter, we also initiated the launch of our new Lubriflex3™ premium joint care entry and continued our efforts to support our Multipower and Multaben brands.”

Wood continued, “The company recorded solid improvement in net income, with contributions from all three business units. Although our year-to-date profit trend is strong, we anticipate escalating raw material costs, significant marketing support of the Lubriflex3 launch, and continuing difficult economic conditions in Germany, may negatively impact operating margins in the second half of the fiscal year.”

“Nevertheless, we plan to continue to invest in branded growth initiatives and explore branded acquisition opportunities that complement our existing portfolio. We remain optimistic about the potential for long-term growth within our industry.”

Conference Call Information
Weider Nutrition International will hold a conference call today, January 11, 2005 at 11 a.m. ET. The U.S. domestic access number is (800) 299-0148. International participants should dial (617) 801-9711. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com. If you do not have Internet access, a replay of the call will be available by dialing 1-888-286-8010 and entering access code 27846149. The telephone replay will be available through January 13, 2005 and the webcast through January 31, 2005.

About Weider Nutrition
Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. To learn more about Weider, please visit the Web site www.weider.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to reach a definitive agreement regarding the potential sale of the Weider branded business, the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the inability to successfully launch and gain distribution for our Schiff Lubriflex3 product and Schiff Move Free product enhancements, raw material pricing and availability and the inability to pass on raw material price increases to customers, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, the inability to successfully relaunch brands in our Haleko Unit, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's website ( www.sec.gov).

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WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2004	2003	2004	2003

Net sales	$66,959	$60,760	$136,725	$124,401
Cost of goods sold	41,927	37,672	83,774	77,020

Gross profit	25,032	23,088	52,951	47,381
Operating expenses:
Selling and marketing	11,845	13,663	25,840	28,159
Other operating expenses	7,480	5,351	15,215	12,091
Total operating expenses	19,325	19,014	41,055	40,250

Income from operations	5,707	4,074	11,896	7,131
Other income (expense), net	(74)	56	(265)	(285)
Income from continuing operations before income taxes	5,633	4,130	11,631	6,846
Income taxes	2,169	1,547	4,479	2,633

Income from continuing operations	3,464	2,583	7,152	4,213
Income from discontinued operations, net of tax	--	83	--	649

Net income	$3,464	$2,666	$7,152	$4,862

Weighted average common shares outstanding - diluted	26,487	27,176	26,525	26,960

Net income per share - diluted:
Income from continuing operations	$0.13	$0.10	$0.27	$0.16
Income from discontinued operations	--	--	--	0.02

Net income	$0.13	$0.10	$0.27	$0.18

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WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	November 30, 2004	May 31, 2004
	(unaudited)

Cash	$20,113	$7,449
Receivables, net	32,093	35,620
Inventories	36,860	28,431
Other current assets	7,116	7,440

Total current assets	96,182	78,940

Property and equipment, net	24,074	24,618
Other assets, net	10,019	11,366

	34,093	35,984

Total assets	$130,275	$114,924

Current portion of long-term debt	$2,673	$1,091
Other current liabilities	34,208	31,393

Total current liabilities	36,881	32,484

Other liabilities*	10,119	6,627

Total liabilities	47,000	39,111

Stockholders’ equity	83,275	75,813

Total liabilities & stockholders’ equity	$130,275	$114,924

* Includes long-term debt of $0 and $133 at November 30 and May 31, respectively.

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